Corporate Office
225 Main Street
Box 8003
Menasha, WI 54952-8003
920-751-7777 www.banta.com

News Release

April 27, 2004

Contact:	Geoff Hibner, Chief Financial Officer Mark Fleming, Director, Investor and Corporate Communications

BANTA REPORTS STRONG 2004 FIRST QUARTER PERFORMANCE

•	First quarter 2004 sales increased to $373 million from $336 million in the same period last year.
•	Diluted earnings per share reached 54 cents compared with 44 cents in 2003’s first quarter, including last year’s special charges.
•	Excluding 2003’s special charges, this year’s 54 cents per diluted share was 17 percent above the 46 cents earned in the same period last year.

        MENASHA, WI . . . Banta Corporation (NYSE: BN) today reported solid increases in 2004 first quarter sales, net earnings and diluted earnings per share compared with the same period last year.

        “Our first quarter results are very encouraging,” says Banta President and Chief Executive Officer Stephanie A. Streeter. “We’re achieving the expected productivity improvements from last year’s restructuring activities and capital investments, and we benefited from an improving economy, which was most evident in our commercial print and supply-chain management businesses.”

        2004 first quarter sales were $373 million, an increase of 11 percent above 2003’s $336 million. Net earnings for this year’s first quarter were $14.1 million, compared with $11.2 million during the same period last year. Diluted earnings per share for the first quarter were 54 cents compared with 44 cents in 2003. Excluding 2003’s first quarter restructuring charge of approximately $600,000, after tax, 2004 first quarter net earnings rose 19 percent compared with the prior year’s $11.8 million, and diluted earnings per share were 17 percent higher than last year’s 46 cents.

        The following tables provide a reconciliation between net earnings and diluted earnings per share reported in accordance with generally accepted accounting

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principles (GAAP), and net earnings and diluted earnings per share excluding special charges, for the three-month fiscal period ended April 3, 2004 and March 29, 2003:

	3 Months Ended
Net Earnings (dollars in millions)	2004	2003
GAAP net earnings, as reported	$14.1	$11.2
Restructuring charge	--	0.6

Net earnings excluding special charges	$14.1	$11.8

Diluted Earnings per Share (EPS)
GAAP diluted EPS, as reported	$0.54	$0.44
Restructuring charge	--	0.02

Diluted EPS excluding special charges	$0.54	$0.46

        During the quarter, the company repurchased 1 million shares (approximately 3.9%) of its outstanding common stock under its existing repurchase authorization. The shares were purchased from a financial intermediary pursuant to an accelerated share repurchase program. The shares were purchased at a price of $43.69 per share, subject to a market price adjustment provision.

OPERATING HIGHLIGHTS

•	Banta’s Supply-Chain Management Sector delivered strong performance in the first quarter. Sales reached $103 million, an increase of $21.4 million or 26 percent over 2003’s first quarter, as Banta experienced improved activity with existing customers and benefited from the addition of several new customers. Approximately $4 million of the increase was due to changes in currency values between the Euro and the dollar. Operating earnings were 19 percent higher than the year-ago period, helped by improved facility utilization. During last year’s fourth quarter Banta closed supply-chain management facilities in Dublin, Ireland, and Guadalajara, Mexico, as part of the corporation’s 2003 restructuring. “Our operational consolidations made a positive impact on facility utilization and productivity,” notes Streeter. “This past quarter we benefited from those actions, as well as a strengthening technology sector that presented new business opportunities and generated greater unit volumes from most of our major customers. We also experienced the start of a more normal mix of material sales to value-added sales, which resulted in declines in both gross margins and operating margins. As communicated previously, we have been anticipating and preparing for changes in product mix and margins as our supply-chain revenues continue to grow.”

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•	Print Sector sales climbed 6 percent above sales levels in the same period last year, reaching $247 million. Sector operating earnings in the first quarter, compared with the same period a year ago, rose 27 percent as overall utilization improved, demand strengthened in Banta’s direct marketing business and productivity improved at the corporation’s consumer catalog operation.
•	The catalog division reported dramatically increased earnings as efficiencies and productivity significantly improved, the result of last year’s restructuring and modernization programs. First quarter pricing stabilized for the corporation’s catalog business, remaining at fourth quarter 2003 levels, primarily due to Banta’s focus on providing value-added services in areas such as prepress, mail list processing and distribution.
•	The direct marketing division rebounded nicely in the first quarter, further building on momentum that began developing during 2003’s fourth quarter. Sales rose 26 percent, and operating earnings more than doubled compared with 2003’s first quarter. Direct mail activity accelerated in all of Banta’s product categories as direct marketers increased print quantities and launched new promotional campaigns.
•	Educational printing improved compared with 2003’s first quarter. Reduced publisher inventories prompted higher-than-normal reprint activity during the first quarter, helping boost the book division’s sales and earnings. The outlook for educational print in 2004 remains stable. Growth will continue to be constrained by state budget deficits and this year’s absence of major curriculum adoption programs. Solid first-quarter activity in literature management and trade books also contributed to the book division’s improved performance.

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•	Banta’s publications division delivered both higher sales and earnings in the first quarter despite a further industrywide reduction in magazine pages printed. During the month of March, however, Banta enjoyed its first monthly page count increase in 37 months, an encouraging sign for future magazine print requirements. In addition, market share gains continued to support the division’s strong performance.
•	Banta’s single-use healthcare products division reported mixed results for the first quarter. Sales increased 4 percent and operating profits, although ahead of expectations, fell 23 percent due to higher raw material prices and expenses related to a facility consolidation. During the first quarter, manufacturing at Healthcare’s Rialto, CA, plant was transferred to the division’s primary operation in Neenah, WI. The consolidation, which does not affect Rialto’s distribution facility, should contribute to improved Healthcare performance during the remainder of 2004.

        “Our recent investments in productivity initiatives, efforts to maximize facility utilization, and success in pursuing new business opportunities have converged with a strengthening economy to support our confidence in our ability to deliver strong 2004 results,” says Streeter. “Pricing seems to have stabilized for some of our print businesses, however we have not seen a general, or sustained, improvement in the industry. We remain cautiously optimistic that a growing economy will create more demand for print and positively impact pricing. In the meantime, Banta’s operational capabilities, business diversity, and ability to capitalize on the outsourcing trends in print and supply-chain management should continue to deliver solid results for our shareholders.”

        Banta management reaffirmed its guidance for 2004, which was provided in its 2003 year-end earnings release dated Jan. 27, 2004. “We see encouraging momentum in the marketplace and remain positive about our near-term growth prospects,” said Streeter.

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        Banta will host a conference call to discuss its first quarter results Wednesday, April 28 at 9:00 a.m. CDT (10:00 a.m. EDT). This call will be simultaneously broadcast in the Investor Information area of Banta’s Website at www.banta.com, and a replay of the call will be available.

        Banta Corporation (http://www.banta.com) is a technology and market leader in printing and supply-chain management. Banta provides a comprehensive combination of printing and digital imaging solutions to leading publishers and direct marketers, including advanced digital content management and e-business services. Banta’s global supply-chain management businesses provide a wide range of outsourcing capabilities to the world’s largest technology companies. Services range from materials sourcing and product configuration, to customized kitting, order fulfillment and global distribution.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This news release includes forward-looking statements. Statements that describe future expectations, including revenue and earnings projections, plans, results or strategies, are considered forward-looking. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ order patterns or demand for the corporation’s products and services, pricing, changes in raw material costs and availability, unanticipated changes in sourcing of raw materials (including paper) by customers, unanticipated changes in operating expenses, unanticipated production difficulties, changes in the pattern of outsourcing supply-chain management functions by customers, unanticipated acquisition or loss of significant customer contracts or relationships, unanticipated difficulties and costs associated with the design and implementation of new administrative systems, the impact of any acquisition or divestiture effected by Banta, changes in the corporation’s effective income tax rate, and any unanticipated weakening of the economy. These factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof, and Banta undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

An electronic version of this news release, as well as other information about Banta Corporation, is available through the company’s World Wide Web home site at www.banta.com

Banta Corporation
Condensed Consolidated Income Statement
($000's omitted, except per share data)

	3 Months Ended March
	2004	2003
Net Sales	$373,072	$336,430
Cost of Sales	296,930	264,873

Gross Profit	76,142	71,557
SG&A Expense	52,886	50,561
Restructuring Charge	--	916

Earnings from Operations	23,256	20,080
Other Income (Expense)
Interest Expense	(1,890)	(2,621)
Other Income, net	618	787

Earnings before Income Taxes	21,984	18,246
Provision for Income Taxes	7,910	7,000

Net Income	$14,074	$11,246

Basic Earnings per Share	$0.55	$0.45
Diluted Earnings per Share	$0.54	$0.44
Average Shares Outstanding:
Basic	25,676	25,251
Diluted	26,145	25,428
Composite Tax Rate	36.0%	38.4%

SEGMENT INFORMATION

	3 Months Ended March
Net Sales	2004	2003
Printing and digital imaging	$246,536	$232,255
Supply-chain management	102,992	81,535
Healthcare	23,544	22,640

	$373,072	$336,430

Earnings from Operations
Printing and digital imaging	$16,927	$13,286
Supply-chain management	10,774	9,021
Healthcare	2,061	2,662

Segment earnings from operations	29,762	24,969
Unallocated corporate expenses	(6,506)	(4,889)
Interest expense	(1,890)	(2,621)
Other income, net	618	787

Earnings before income taxes	$21,984	$18,246

Cash Flow Items:
Depreciation/Amortization	$15,127	$16,464
Capital Expenditures	$18,865	$15,374

Banta Corporation
Condensed Consolidated Balance Sheet
($000's omitted)

	As of
ASSETS	Apr. 3, 2004	Jan. 3, 2004
Cash and short-term investments	$139,710	$181,112
Receivables	238,657	234,219
Inventories	74,787	75,150
Other current assets	29,259	32,685

Total current assets	482,413	523,166

Plant and equipment, net	289,839	286,347
Other assets	73,009	76,510

Total Assets	$845,261	$886,023

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Accounts Payable	$133,103	$132,841
Other accrued liabilities	62,484	66,888
Current maturities of long-term debt	24,080	24,122

Total current liabilities	219,667	223,851

Long-term debt	86,487	87,712
Deferred income taxes	14,572	14,793
Other noncurrent liabilities	42,859	46,238
Shareholders' investment	481,676	513,429

Total Liabilities and Shareholders' Investment	$845,261	$886,023